Exhibit 10.2.3

AMENDMENT NUMBER ONE TO

EMPLOYMENT AGREEMENT

This Amendment Number One to Employment Agreement (this “Amendment”) between Gogo Business Aviation LLC (the “Company”) and Sergio Aguirre (“Executive”) is dated as of March 25, 2022.

WHEREAS, the Company and Executive have heretofore entered into an Employment Agreement dated as of August 27, 2018 (the “Agreement”);

WHEREAS, the Company and Executive desire to assign the Agreement to Gogo Inc. (“Parent”) and to amend its terms to provide for the promotion of Mr. Aguirre to President and Chief Operating Officer of Parent, among other things; and

WHEREAS, the Agreement as modified by this Amendment supersedes and replaces all other agreements, whether oral or written, related to the terms of Executive’s employment with the Company or Parent with respect to the subject matter hereof, with the exception of that certain Change in Control Severance Agreement, as amended to date (the “Change in Control Agreement”), between Executive and Parent, which shall remain in effect as modified by this Amendment.

NOW, THEREFORE, pursuant to Sections 16 and 17 of the Agreement, the Agreement is hereby amended as follows, effective as of April 1, 2022:

1.
The Preamble to the Agreement is hereby deleted in its entirety and is replaced with the following:

This Employment Agreement (this “Agreement”) is entered into effective August 27, 2018 (the “Effective Date”), amended as of April 1, 2022 (the “2022 Amendment Effective Date”), by and between Gogo Inc., 105 Edgeview Drive, Suite 300, Broomfield, Colorado 80021 (“Parent”), and Sergio Aguirre (“Executive”) for the benefit of Parent, Executive and Gogo Business Aviation LLC (the “Company”). This Agreement supersedes and replaces all other agreements, whether oral or written, related to the terms of Executive’s employment with Parent or the Company and any reference to Executive’s employment with the Company shall be interpreted as a reference to Executive’s employment with Parent.

2.
Section 2 of the Agreement is hereby deleted in its entirety and is replaced with the following:

2. Capacity, Duties, Term.

(a)
Capacity and Duties. As of the 2022 Amendment Effective Date, Executive shall be employed by Parent as its President and Chief Operating Officer. During Executive’s employment with Parent, Executive shall perform the duties and bear the responsibilities commensurate with Executive’s position and shall serve Parent faithfully and to the best of Executive’s ability, under the direction of the Chief Executive Officer of the Company. Executive’s actions shall at all times be such that they do not discredit Parent or its products and services, and Executive shall not engage in any business activity or activities that require significant personal services by Executive or that, in the sole judgment of Parent, may conflict with the proper performance of Executive’s duties hereunder. Executive shall devote all

Executive’s working time, working attention, and working energies to the business of Parent.
(b)
Term. The term of Executive’s employment under this Agreement shall begin on the 2022 Amendment Effective Date and, unless terminated earlier as set forth herein, shall continue through and including December 31, 2026 (the “Initial Expiration Date”), provided that on the Initial Expiration Date and each subsequent anniversary of the Initial Expiration Date, the term of Executive’s employment under this Agreement shall be automatically extended for one additional year unless either party provides written notice to the other party at least three months prior to the Initial Expiration Date (or any such anniversary, as applicable) that Executive’s employment hereunder shall not be so extended (in which case Executive’s employment and this Agreement shall terminate on the Initial Expiration Date or the expiration of the extended term, as applicable); provided, however, that Executive’s employment and this Agreement may be terminated at any time pursuant to the provisions of Section 8. The period of time from the 2022 Amendment Effective Date through the termination of this Agreement and Executive’s employment pursuant to its terms is herein referred to as the “Term.”
3.
Section 3(a) of the Agreement is hereby deleted in its entirety and is replaced with the following:
(a)
Base Salary. Parent shall pay to Executive as base compensation for all of the services to be rendered by Executive under this Agreement a salary at the rate of $400,000 per annum (the “Base Salary”), payable in accordance with such normal payroll practices as are adopted by Parent from time to time, subject to withholdings for federal, state and local taxes, FICA and other withholding required by applicable law, regulation or ruling. The Base Salary shall be reviewed at least annually for increases but not decreases. In addition, Executive shall be eligible for an annual discretionary bonus with a target of eighty percent (80%) of Base Salary. The amount of such annual bonus, if any, shall be decided by the Compensation Committee of the Board of Directors of Parent, and shall be based upon achievement of objectives established by the Compensation Committee, all as determined in the reasonable discretion of the Compensation Committee.
4.
Section 3 of the Agreement is hereby amended by adding the following new subparagraph (f):

(f) Promotion Equity Grant. On or around the 2022 Amendment Effective Date, Parent shall make a grant of time-based restricted stock units (the “Promotion RSUs”) to Executive with a grant date fair value of $300,000. The Promotion RSUs shall be granted pursuant to the Amended and Restated Parent 2016 Omnibus Incentive Plan (“2016 Plan”) and shall vest in 1/3 increments on each of the third, fourth and fifth anniversaries of the grant date, subject to the terms and conditions of the 2016 Plan and the applicable award agreement.

(g) Legal Fees. Following receipt of appropriate supporting documentation, Parent agrees to reimburse Executive for Executive’s reasonable attorneys’ fees specifically related to the negotiation of the amendment of this Agreement (which such amendment shall become effective as of the 2022 Amendment Effective Date), up to a total of $5,000.

5.
Section 9(a) of the Agreement is hereby deleted in its entirety and is replaced with the following:

(a) Termination by Parent Without Cause, Resignation for Good Reason or Non-Renewal of the Term by the Company. If Executive is terminated under Section 8(a), resigns for Good Reason under Section 8(f) or if Executive’s employment terminates as a result of the end of the Term resulting from the Company’s delivery of a notice of non-renewal pursuant to Section 2(b), and following the execution (and expiration of any revocation period), not later than forty-five (45) days following the termination date, of a separation agreement containing a general release of all claims against Parent, the Company and their Affiliates (the “Release”), Parent shall pay Executive an amount equal to twelve (12) months of Executive’s then-current Base Salary, payable in installments as set forth hereinafter (each such payment a “Severance Payment”). The Severance Payment shall be payable in installments, by direct deposit, in accordance with Parent’s normal payroll practices. The first installment of the Severance Payment shall be made on the first payroll date after the execution (and expiration of any revocation period) of such separation agreement or, if the forty-five (45)-day period following the termination date spans two calendar years and the Severance Payment is subject to Section 409A of the Internal Revenue Code, after such forty-five (45)-day period, and shall include all installments of the Severance Payment that would have been paid if the Release had been fully effective on the termination date. In addition, during the twelve (12) months following termination, should Executive timely elect to continue coverage pursuant to COBRA, Parent agrees to reimburse Executive for the COBRA premiums due to maintain health insurance coverage that is substantially equivalent to that which he received immediately prior to Executive’s termination. Parent shall also (i) pay Executive (A) any salary earned but unpaid prior to termination and all accrued but unused personal time, (B) any business expenses incurred but not reimbursed as of the date of termination ((A) and (B) together, the “Accrued Benefits”) and (C) any award under the annual bonus program referred to in Section 3(a) that has been approved by the Company’s Chief Executive Officer and Parent’s Board of Directors but not paid prior to termination and (ii) solely to the extent Executive’s employment terminates (A) during the Term as a result of Executive’s termination by the Company without Cause under Section 8(a) or Executive’s resignation for Good Reason under Section 8(f) or (B) the end of the Term resulting from the Company’s delivery of a notice of non-renewal pursuant to Section 2(b), (x) ensure Executive is eligible to receive an award under the annual bonus program referred to in Section 3(a), pro-rated based on the number of days that Executive was employed during the calendar year in which Executive terminates from the Company and paid based on actual performance as determined by the Compensation Committee, to be paid at the same time as other executives, (y) cause all outstanding unvested options to purchase common stock in Parent and restricted stock and restricted stock units granted under Parent’s equity plans at least six (6) months prior to the date of Executive’s termination of employment to fully vest upon Executive’s termination of employment (provided that if the approval of any such grant is contingent upon shareholder approval that was subsequently obtained, the six (6) month period shall be measured from the date that the grant was originally approved) and (y) cause all vested stock options to purchase common stock in Parent (after giving effect to (y)) to remain exercisable through the earlier of (A) the original option term or (B) until the later of (i) December 1, 2025, (ii) the fifth anniversary of grant or (iii) the expiration of the normal post-termination exercise period (generally ninety (90) days post-termination); provided, however, that the exercise period of such options shall in no event be shorter than the post-termination exercise period provided for in the applicable equity award agreement. All benefits provided under this Section 9(a), except for the Accrued Benefits, shall be subject to Executive’s execution and non-revocation of the Release.

6.
Section 9 of the Agreement is hereby amended by adding the following new subparagraph (e):

(e) Other Benefits; Amendment to Change in Control Agreement. In the event that Executive becomes entitled to either the benefits set forth in this Agreement or those set forth in the Change in Control Agreement, Executive shall be entitled to the “better of” the two arrangements, which, for the avoidance of doubt, shall ensure that Executive shall receive (i) except as otherwise provided herein, the severance benefits set forth in the Change in Control Agreement upon non-renewal of the Term if the end of the Term occurs during the covered period of the Change in Control Agreement and (ii) treatment of awards under Parent’s equity plans upon a termination following a Change in Control that shall be no worse than the treatment of such awards that is set forth in this Agreement. In addition, the Change in Control Agreement hereby is amended by replacing the definition of “Good Reason” contained in Section 16 thereof with the definition of “Good Reason” contained in Section 8(f) of this Agreement.

7.
Except as amended by this Amendment, the Agreement remains in full force and effect.

Signature page follows

IN WITNESS WHEREOF, Parent and the Company have caused this instrument to be executed by a duly authorized officer and Executive has executed this instrument as of this 25th day of March, 2022.

Gogo Inc.

By: /s/ Oakleigh Thorne

Name: Oakleigh Thorne

Title: Chief Executive Officer

Gogo Business Aviation LLC

By: /s/ Oakleigh Thorne

Name: Oakleigh Thorne

Title: Chief Executive Officer

Executive:

/s/ Sergio Aguirre